As filed with the Securities and Exchange Commission on June 9, 2017

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JONES LANG LASALLE INCORPORATED

(Exact name of Registrant as specified in its charter)

Maryland	36-4150422
(State of Incorporation)	(I.R.S. Employer Identification Number)

200 East Randolph Drive

Chicago, IL 60601

(312) 782-5800

(Address, including Zip Code, and Telephone Number, including Area

Code, of Registrant’s Principal Executive Offices)

Jones Lang LaSalle Incorporated 2017 Stock Award and Incentive Plan

(Full Title of the Plan)

Mark J. Ohringer

Executive Vice President, Global General Counsel and Secretary

Jones Lang LaSalle Incorporated

200 East Randolph Drive

Chicago, IL 60601

(312) 782-5800

(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,518,367	$115.34	$175,128,450	$20,297

(1)              This registration statement shall be deemed to cover an indeterminable number of additional shares of Jones Lang LaSalle Incorporated Common Stock, $0.01 par value per share, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)              Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and (h) under the Securities Act. The maximum offering price per share and the registration fees are based on the reported average of the high and low sale prices of Jones Lang LaSalle Incorporated Common Stock on the New York Stock Exchange on May 31, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document(s) containing the information concerning the Jones Lang LaSalle Incorporated 2017 Stock Award and Incentive Plan (the “Plan”) specified in Part 1 will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Jones Lang LaSalle Incorporated (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) are hereby incorporated by reference in this registration statement and shall be deemed to be a part hereof:

(a)         The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on February 23, 2017;

(b)         The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 21, 2017 (excluding those portions that were not incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016).

(c)          The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Commission on May 5, 2017; and

(d)         The descriptions of the Common Stock set forth in the Company’s registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

All other reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports to the extent furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services, or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The Company’s Articles of Restatement (the “Charter”) contain a provision that limits, to the maximum extent permitted by the MGCL, the liability of the Company’s directors and officers to the Company and its stockholders for breaches of fiduciary duties.

The Charter and the Company’s Second Amended and Restated By-laws (the “By-laws”) provide that the Company shall indemnify and advance expenses to its directors and officers to the fullest extent permitted by the MGCL. The MGCL requires a Maryland corporation  to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•                                                                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                                                                  the director or officer actually received an improper personal benefit in money, property or services; or

•                                                                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, the Company may not indemnify a director or officer in a suit by the Company or in the Company’s right in which the director or officer was adjudged liable to the Company or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Company has obtained directors’ and officers’ liability insurance (“D&O Insurance”). The D&O Insurance will insure the Company’s officers and directors against certain liabilities including the liabilities under securities laws.

The Plan provides that the Company shall indemnify any member of the Board of Directors, the Compensation Committee of the Board of Directors, a delegate of the Compensation Committee of the Board of Directors or any employee or agent of the Company acting under the Plan, in accordance with the Company’s applicable governing documents as in effect from time to time.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this registration statement is incorporated by reference in this Item 8.

Item 9. Undertakings.

The Company hereby undertakes:

(a)                                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Company hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 9, 2017.

JONES LANG LASALLE INCORPORATED

By:	/s/ Christie B. Kelly
Name:	Christie B. Kelly
Title:	Executive Vice President and Chief
Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christian Ulbrich, Christie B. Kelly and Mark J. Ohringer, and each of them,  his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christian Ulbrich	President, Chief Executive Officer (principal executive officer) and Director	June 9, 2017
Christian Ulbrich

/s/ Christie B. Kelly	Executive Vice President and Chief Financial Officer (principal financial officer)	June 9, 2017
Christie B. Kelly

/s/ Louis F. Bowers	Controller (principal accounting officer)	June 9, 2017
Louis F. Bowers

/s/ Sheila A. Penrose	Chairman of the Board of Directors	June 9, 2017
Sheila A. Penrose

/s/ Hugo Bagué	Director	June 9, 2017
Hugo Bagué

/s/ Samuel A. Di Piazza, Jr.	Director	June 9, 2017
Samuel A. Di Piazza, Jr.

/s/ Dame DeAnne Julius	Director	June 9, 2017
Dame DeAnne Julius

/s/ Ming Lu	Director	June 9, 2017
Ming Lu

/s/ Martin H. Nesbitt	Director	June 9, 2017
Martin H. Nesbitt

/s/ Shailesh Rao	Director	June 9, 2017
Shailesh Rao

JONES LANG LASALLE INCORPORATED

REGISTRATION STATEMENT ON FORM S-8

INDEX OF EXHIBITS

Exhibit Number	Description	Filed Herewith

4.1

Form of certificate representing shares of Jones Lang LaSalle Incorporated Common Stock (Incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (File No. 001-13145))

4.2	Jones Lang LaSalle Incorporated 2017 Stock Award and Incentive Plan	X

5.1	Opinion of Mark J. Ohringer, Esq. as Global General Counsel	X

23.1	Consent of KPMG LLP	X

23.2	Consent of Mark J. Ohringer, Esq. (included as part of Exhibit 5.1)	X

24.1	Power of Attorney (included as part of the signature page to this registration statement)	X